                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission Only
/X/  Definitive Proxy Statement                      (as permitted by Rule 14a-6(e)(2)
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                                  DATUM INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                                   DATUM INC.


                                [DATUM INC. LOGO]


                                 9975 TOLEDO WAY
                            IRVINE, CALIFORNIA 92718

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD JUNE 6, 1996

                                   ----------

To the Stockholders of Datum Inc.:

      Please take notice that the Annual Meeting of Stockholders of Datum Inc. (the "Company") will be held at the Company's corporate offices located at 9975 Toledo Way, Irvine, California 92718, on Thursday, June 6, 1996, at 1:30 p.m. local time, for the following purposes:

           1. To elect three directors to Class III of the Company's Board of Directors to serve until the 1999 Annual Meeting of Stockholders;

           2. To consider and vote upon a proposal to approve and adopt an amendment to the Certificate of Incorporation to authorize 1 million shares of Preferred Stock, with such designations, preferences, limitations and relative rights as the Board of Directors shall determine;

           3. To consider and vote upon a proposal to approve and adopt an amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock issuable thereunder from 8 million to 10 million shares; and

           4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      At the Annual Meeting, the Board of Directors intends to present G. Tilton Gardner, Donovan B. Hicks and Michael M. Mann as the nominees for election to the Board of Directors.

      Only stockholders of record on the books of the Company at the close of business on April 19, 1996 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

      All stockholders are cordially invited to attend the Annual Meeting in person. A majority of the outstanding shares must be represented at the Annual Meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed proxy and return it in the enclosed addressed envelope. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies.

      If you return your proxy, you may nevertheless attend the Annual Meeting and, if you wish, vote your shares in person.

                                           By Order of the Board of Directors,

                                           DATUM INC.

                                           David A. Young
                                           Secretary

Irvine, California

April 30, 1996

                                   DATUM INC.


                                [DATUM INC. LOGO]

                                 9975 TOLEDO WAY
                            IRVINE, CALIFORNIA 92718

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 6, 1996

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                             SOLICITATION OF PROXIES

      The accompanying proxy is solicited by the Board of Directors of Datum Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders to be held at the Company's executive offices located at 9975 Toledo Way, Irvine, California 92718, on Thursday, June 6, 1996 at 1:30 p.m. local time, and at any and all adjournments or postponements thereof. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR the election of the nominees to the Board of Directors listed in the proxy, FOR the proposal to approve an amendment to the Certificate of Incorporation to authorize 1 million shares of Preferred Stock, with such designations, preferences, limitations and relative rights as the Board of Directors shall determine, and FOR the proposal to approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 8 million to 10 million shares. Any stockholder has the power to revoke his proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the Annual Meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the Annual Meeting and voting in person by the person who executed the proxy.

      If any other matters are properly presented at the Annual Meeting for action, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment. The Company does not know of any matters other than the matters set forth on the enclosed form of proxy that will be presented at the Annual Meeting.


      This Proxy Statement is being mailed to the Company's stockholders on or about April 30, 1996. The solicitation will be by mail and the cost will be borne by the Company. Expenses will also include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with some stockholders by the Company's regular employees who will not receive additional compensation for the solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS


      Only holders of record of the 4,045,651 shares of the Company's Common Stock outstanding at the close of business on April 19, 1996 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share held of record on April 19, 1996.


      An automated system administered by the Company's transfer agent will tabulate votes cast at the Annual Meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. In determining whether the proposal to amend the Certificate of Incorporation to authorize Preferred Stock or the proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock has been approved, abstentions and broker non-votes will have the same effect as votes against the proposal.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of April 19, 1996 as to
(a) all directors and nominees for election as directors, (b) the four (4) most highly-compensated executive officers who do not serve as directors, (c) all directors and executive officers as a group, and (d) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock.



                                                                         Percent of
                                              Outstanding                 Shares of
                                             Common Stock               Common Stock
                                              Beneficially               Beneficially
Name and Address (1)                           Owned (2)                    Owned
- --------------------                         --------------              ------------
Efratom Holding, Inc.                            1,277,778                     31.6%
10 Longs Peak Drive
Broomfield, Colorado 80021

Robert F. Ellis, Vice President                     19,152 (3)                    *

G. Tilton Gardner, Director                         40,000                        *

Donovan B. Hicks, Director                             500 (4)                    *

R. David Hoover, Director                              500 (5)                    *

Louis B. Horwitz, Chief Executive Officer,         203,613 (6)                  5.0%
President and Director
9975 Toledo Way
Irvine, CA 92718

Michael M. Mann, Director                    49,000 (7)              1.2%

Dan L. McGurk, Director                      36,000                    *

Edward A. Money, Director                    34,000                    *

Thomas J. O'Rourke, Director                 88,000 (8)              2.2%

John (Jack) R. Rice, Vice President           7,993 (9)                *

David C. Robinson, Vice President            18,423 (10)               *

David A. Young, Vice President and           11,489 (11)               *
   Chief Financial Officers

All Officers and Directors                  534,831 (12)             12.7%
 as a Group (15 persons)


- -----------------
*Less than 1%

(1) Except as set forth in the footnotes to this table, the persons named in the table have the sole voting and investment powers with respect to all shares shown beneficially owned by them, subject to community property laws where applicable. Information with respect to beneficial ownership is based upon the Company's stock records and data supplied to the Company by the holders.

(2) Included in the total number of shares listed are 32,500 shares for Mr. Horwitz, 16,000 shares for each of Messrs. Gardner, Mann, McGurk, Money and O'Rourke, 16,563 shares for Mr. Ellis, 7,500 shares for Mr. Rice, 13,188 shares for Mr. Robinson and 10,000 shares for Mr. Young, which may be acquired within sixty days of April 19, 1996 upon exercise of outstanding options.


(3) Includes 2,589 shares held for the account of Mr. Ellis in the Company's Savings and Retirement Plan.


(4) Does not include 1,277,778 shares held by Efratom Holding, Inc. Mr. Hicks is the President of Efratom Holding, Inc. and disclaims beneficial ownership of all such shares.

(5) Does not include 1,277,778 shares held by Efratom Holding, Inc. Mr. Hoover is the Chief Financial Officer of Ball Corporation, the corporate parent of Efratom Holding, Inc. and disclaims beneficial ownership of all such shares.


(6) Includes 4,348 shares held for the account of Mr. Horwitz in the Company's Savings and Retirement Plan. Does not include 16,000 shares owned by adult children of Mr. Horwitz.


(7) Includes 33,000 shares that are subject to shared voting and investment powers. These shares are owned by Blue Marble Development Group, Inc. Defined Benefit Pension Plan and Trust, of which Mr. Mann and his spouse are co-trustees.

(8) Includes 33,000 shares as to which Mr. O'Rourke has shared voting and investment powers. These shares are owned by O'Rourke Investment Corp., of which Mr. O'Rourke is president and chairman.


(9) Includes 493 shares held for the account of Mr. Rice in the Company's Savings and Retirement Plan.

(10) Includes 2,118 shares held for the account of Mr. Robinson in the Company's Savings and Retirement Plan.

(11) Includes 441 shares held for the account of Mr. Young in the Company's Savings and Retirement Plan. Also includes 548 shares as to which Mr. Young has shared voting or investment powers.

(12) Includes 180,539 shares which may be acquired within sixty days after April 19, 1996 upon exercise of outstanding options. Also includes 12,862 shares held for the account of officers and directors in the Company's Savings and Retirement Plan. Excludes 1,277,778 shares held by Efratom Holding, Inc. - see footnotes (4) and (5).


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation provides for a classified Board of Directors. The Board is divided into three classes designated Class I, Class II and Class III. The term of each director included in Class III expires at this Annual Meeting and, consequently, the nominees listed below under the heading "Class III" are being presented for election as directors to hold office until the Annual Meeting of Stockholders in 1999. The term of office of each director included in Class I will continue until the Annual Meeting of Stockholders in 1997. The term of office of each director in Class II will continue until the Annual Meeting of Stockholders in 1998.

         Messrs. Gardner, Hicks and Mann are being presented by the Board for election as directors to serve as members of Class III until the Annual Meeting of Stockholders in 1999. Messrs. Gardner, Hicks and Mann are presently serving as directors of the Company. Unless instructed to the contrary, the shares represented by the proxies will be voted in favor of the election of Messrs. Gardner, Hicks and Mann as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors. The persons receiving the highest number of votes will be elected as directors. Stockholders do not have the right to cumulate votes in the election of directors.

         Certain information as of April 19, 1996 with respect to the three nominees for election as directors and with respect to each director whose term of office continues is set forth below.

Name of Individual                      Age            Positions Held
- ------------------                      ---            --------------
CLASS I
R. David Hoover                         50             Director
Edward A. Money                         65             Director
Thomas J. O'Rourke                      72             Director

CLASS II
Louis B. Horwitz                        68             President and Chairman of the Board of Directors
Dan L. McGurk                           69             Director

CLASS III
G. Tilton Gardner                       60             Director
Donovan B. Hicks                        58             Director
Michael M. Mann                         56             Director


          Mr. Hoover has been a director of the Company since March 17, 1995. Mr. Hoover is currently an Executive Vice President and the Chief Financial Officer of Ball Corporation. From 1993 to 1995, Mr. Hoover was Senior Vice President and Chief Financial Officer, and from 1988 to 1992 he was Vice President and Treasurer, of Ball Corporation. Mr. Hoover is currently a director of ANB Corp., the corporate parent of a national banking association. Mr. Hoover was appointed to the Board of Directors of the Company in connection with the Company's acquisition of Efratom Time and Frequency Products, Inc. and Efratom Elektronik GmbH from Efratom Holding, Inc., a wholly-owned subsidiary of Ball Corporation, pursuant to the terms of a Stockholder's Agreement, dated March 17, 1995, between the Company and Efratom Holding, Inc.

         Mr. Money has been a director of the Company since May 1980 and has been the President of The Edward A. Money Corporation, a company supplying specialty automotive parts, since February 1982. He was Vice President-Finance, Treasurer and Secretary of the Company from February 1977 to February 1982.

         Mr. O'Rourke has been a director of the Company since May 1979 and was a General Partner of Hambrecht and Quist Venture Partners, a venture capital firm, from January 1985 to April 1988. He is currently the President and Chairman of the Board of O'Rourke Investment Corp., an investment company. From 1966 to 1985 he was the President and Chairman of the Board of Tymshare, Inc., a computer services company.

         Mr. Horwitz has been the President and Chairman of the Board of Directors of the Company since October 1976. He became a member of the Board of Directors of the Company in May 1975. Prior to joining the Company, Mr. Horwitz was an independent management consultant, and an Executive Vice President of Xerox Data Systems, a manufacturer of computers. Mr. Horwitz is currently a director of Newport Corporation, a manufacturer of electro-optical components.

         Mr. McGurk has been a director of the Company since May 1977 and has been a private investor and consultant since 1970. Mr. McGurk is Treasurer of Southland Title Corporation. Prior to 1970, he was President of Xerox Data Systems, a manufacturer of computers, and from May 1976 to January 1977 he served as Associate Director of the Office of Management and Budget, Executive Office of the President of the United States. He is currently a director of Bowmar Instruments Corporation, a manufacturer of electrical and electro-mechanical parts and Newport Corporation, a manufacturer of electro-optical components.

         Mr. Gardner has been a director of the Company since 1976. Mr. Gardner is currently Executive Vice President of Van Kasper & Company, an investment banking firm. From 1965 until 1988 he was associated with Morgan, Olmstead, Kennedy & Gardner Incorporated, an investment banking firm, serving as Chief Executive Officer and Chairman of the Board from 1976. In 1988, that company was combined with Wedbush Securities to form Wedbush Morgan Securities, of which Mr. Gardner served as Executive Vice President until February 1993.

         Mr. Hicks has been a director of the Company since March 17, 1995. Since 1981, Mr. Hicks has been the Group Vice President of the Ball Aerospace and Communications Group of Ball Corporation. Mr. Hicks was appointed to the Board of Directors of the Company in connection with the Company's acquisition of Efratom Time and Frequency Products, Inc. and Efratom Elektronik GmbH from Efratom Holding, Inc., a wholly-owned subsidiary of Ball Corporation, pursuant to the terms of a Stockholder's Agreement, dated March 17, 1995, between the Company and Efratom Holding, Inc.

         Mr. Mann has been a director of the Company since May 1989 and has been a director and President of the Blue Marble Development Group, Inc., an international corporate development and consulting group, since its formation in 1988. Mr. Mann is also currently serving as Chairman of the Board of Management Technology, Inc., a developer of management systems software and as a director of Safeguard Health Enterprises, a corporation engaged in providing dental and vision plans. Mr. Mann also provides consulting services to state and federal governmental agencies and multi-national corporations and has served as a member of the Army Science Board. From mid-1987 to 1988 Mr. Mann was a senior consultant with Arthur D. Little Inc.

         The Board of Directors held four meetings during the fiscal year ended December 31, 1995. Each director attended at least 75% of all meetings of the Board of Directors and each committee on which that director served. Each member of the Board of Directors received $1,000 per month during the fiscal year ended December 31, 1995 for his services as a director. In addition, each nonemployee member of the Board of Directors received $500 for each meeting of the Board of Directors attended by that director and $250 for each meeting of a committee of the Board attended by that director, other than committee meetings held in conjunction with meetings of the Board of Directors. Mr. Hoover and Mr. Hicks, who were appointed to the Board of Directors pursuant to the Stockholder's Agreement between the Company and Efratom Holding, Inc., have agreed to waive their fees as directors.

         The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a standing nominating committee.

         The principal duties of the Audit Committee are (i) to recommend to the Board of Directors the selection of the Company's independent accountants, (ii) to discuss and review with the Company's independent accountants the audit plan, the auditors' report and management letter and the Company's accounting policies and (iii) to review the accounting procedures and internal control procedures recommended by the Company's independent accountants. The Audit Committee held two meetings during the fiscal year ended December 31, 1995. The Audit Committee is comprised of Messrs. Gardner, McGurk, Money, and Mann.

         The principal duties of the Compensation Committee are (i) to administer and approve the annual compensation rates of all officers and key employees of the Company, (ii) to administer the incentive compensation, stock award, stock option and other compensation plans of the Company and (iii) to make recommendations to the Board in connection with such plans. The Compensation Committee held one meeting during the fiscal year ended December 31, 1995. The Compensation Committee is comprised of Messrs. O'Rourke, McGurk, Gardner and Hicks.

EXECUTIVE COMPENSATION

         The following table sets forth summary information concerning compensation of the Company's Chief Executive Officer and the four most highly compensated other executive officers for services rendered to the Company during the three fiscal years ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                                                  AWARDS
                                                      ANNUAL COMPENSATION             ---------------------------------
                                               -----------------------------------    SECURITIES
                                                                      OTHER ANNUAL    UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR      SALARY(1)    BONUS     COMPENSATION    OPTIONS(#)       COMPENSATION(2)
- ---------------------------         ------     ----------   -----     ------------    ----------       ----------------
Louis B. Horwitz                     1995      $222,000    $ 75,000     $-0-                -0-          $5,006
   President and Chairman            1994       210,848     110,000      -0-             25,000           5,005
   of the Board                      1993       188,500       -0-        -0-                -0-           4,481

Robert F. Ellis                      1995       130,535      20,000      -0-              3,750           3,263
   Vice President of Datum Inc.      1994       117,910     100,000      -0-              8,750           2,948
                                     1993       104,937       -0-        -0-                -0-           2,623

John (Jack) R. Rice                  1995       151,419      30,000      -0-                -0-           2,452
   Vice President of Datum Inc.      1994(3)     81,979      20,000      -0-             15,000           1,477
   and President of Austron, Inc.

David C. Robinson                    1995       105,000      30,000      -0-                -0-           2,319
   Vice President of Datum Inc.      1994        95,142      42,000      -0-             13,625           2,379
   and President of Bancomm          1993        89,865      10,000      -0-                -0-           2,247
   Division


David A. Young                       1995       120,000      30,000      -0-                -0-           3,490
   Vice President of Datum Inc.      1994(4)     48,654      20,000      -0-             15,000             423
   and Chief Financial Officer


(1) Includes director's fees for Mr. Horwitz in the amounts of $12,000, $10,667, and $9,250 for the years 1995, 1994, and 1993, respectively.

(2) Amounts shown represent Company contributions under the Company's Savings and Retirement Plan for the listed executives.

(3)    Mr. Rice joined the Company in April 1994.

(4)    Mr. Young joined the Company in July 1994.

OPTION MATTERS

         Option Grants. The following table sets forth certain information concerning grants of options to each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1995. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices and no assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE
- -----------------------------------------------------------------------------------------     VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                   NUMBER OF     % OF TOTAL                                      STOCK PRICE
                                  SECURITIES      OPTIONS                                     APPRECIATION FOR
                                  UNDERLYING     GRANTED TO       EXERCISE                       OPTION TERM
                                   OPTIONS       EMPLOYEES IN     OR BASE      EXPIRATION   ---------------------
NAME                              GRANTED(#)     FISCAL YEAR(1)  PRICE($/SH)     DATE(2)      5%($)       10%($)
- ----                              ----------     --------------  -----------   ----------   --------    ---------
Louis B. Horwitz...............        -0-            0%           ---           ---          -0-          -0-
Robert F. Ellis(3).............      3,750          1.7%         $10.75        6/17/05     26,174       66,863
John (Jack) R. Rice............        -0-            0%           ---           ---          -0-          -0-
David C. Robinson..............        -0-            0%           ---           ---          -0-          -0-
David A. Young.................        -0-            0%           ---           ---          -0-          -0-

- ---------------

(1) Options to purchase an aggregate of 219,250 shares of Common Stock were granted to employees, including the executive officers named in the table, during the fiscal year ended December 31, 1995.

(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(3) Options became exercisable with respect to 25% of the shares on March 17, 1996, and the balance becomes exercisable in equal yearly installments over the 3 year period thereafter.

         Option Exercises. The following table sets forth certain information concerning the exercise of options by each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1995, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1995. Also reported are the values for "in the money" options which represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of common stock.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                           VALUE REALIZED
                                            (MARKET PRICE                                        VALUE OF
                             SHARES             LESS           NUMBER OF UNEXERCISED     UNEXERCISED IN-THE-MONEY
                            ACQUIRED       EXERCISE PRICE   OPTIONS AT FISCAL YEAR END   OPTIONS AT FISCAL YEAR END
       NAME                ON EXERCISE      AT EXERCISE)    EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
       ----                -----------      ------------    -----------  -------------   -----------  -------------
Louis B. Horwitz...........    -0-              $ 0            26,250        18,750       $156,094      $100,781
Robert F. Ellis............    -0-                0            13,437        10,313         93,318        35,276
John (Jack) R. Rice........    -0-                0             3,750        11,250         22,500        67,500
David C. Robinson..........    -0-                0             9,781        10,219         64,526        54,927
David A. Young.............    -0-                0             7,500         7,500         39,375        39,375

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has the responsibility for administering and approving compensation programs involving the Company's executives. Compensation may include a base salary, a variable incentive bonus, stock options and/or stock grants. The Committee is composed of four independent, nonemployee directors.

The Company's executive compensation program is based upon the following principles:

     - Compensation in all forms must be related to both the Company's overall results and the individual's performance in the execution of his or her responsibilities.

     - There must be an appropriate correlation that provides a direct tie between each executive's compensation and long-term stockholder value.

     - There must be a balance between fixed incentive and equity compensation.

     - Compensation is designed to fall in the median to high range of that paid to comparable executives in other similarly-sized corporations, with particular dependence placed upon salaries listed in the surveys annually published by the American Electronics Association (the "Surveys"). Some, but not all, of the Companies included in the Surveys are included in the Performance Graph on Page 11 of this Proxy statement.

     - Each compensation package must be designed to attract, retain and motivate appropriate executives.

In applying the above principles to its review of an executive officer's compensation, the Committee subjectively reviews the principles and does not assign relative weights to any of the principles.

The Company has not, and does not expect to, pay any compensation covered by
Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the limitation of the deduction of compensation in excess of $1,000,000 to certain executive officers of publicly held companies. Any award under the Company's 1994 Stock Incentive Plan should not be included in the calculation of an executive officer's compensation in determining the applicability of Section 162(m).

For the 1995 year, the Committee took into consideration two events which had a significant impact upon the long term strategic position of the Company. The first of these events was the acquisition of Efratom Time and Frequency Products, Inc., on March 17, 1995, which heavily involved the efforts of the Chief Executive Officer, the Chief Financial Officer, and certain other officers and executives of the Company throughout the year. Second, in November 1995, the Board of Directors, upon recommendation of the Company's management, approved a plan to combine the product lines of the Timing Division, located in Anaheim, California with the product lines of the Bancomm Division, located in San Jose, California. As a result of this action, a reserve was established which adversely impacted the financial results of the Company for the fourth quarter of 1995 and for the year, overriding the positive results in certain of the Company's other operations.

The process of determining executive officer compensation for 1995 was based upon both the Company's 1995 results after consideration of the factors described above, and may be summarized as follows:

- -    In February 1996, the Company's chief executive officer prepared a detailed written analysis of the Company's performance for 1995 including a review of each of the operating divisions, and an analysis of each executive officer's performance in affecting the overall results. Consideration was given to net operating income, return on assets, growth, and development of new products.

- -    Using this information as a basis of performance, and considering the available comparable compensation information in the Surveys, the chief executive officer prepared recommendations for modification to each subordinate executive officer's compensation package.

- -    On February 29, 1996, the Compensation Committee met to analyze the information prepared for its review and considered the recommendations of the chief executive officer with regard to all executive officer salaries, except that of the chief executive officer.

- -    After in depth discussion and consideration of the information, the
     Committee examined three aspects of each executive officer's compensation:

                       -  Base pay and modification, if any.
                       -  Incentive consideration, if any.
                       -  Stock options and stock awards, if any.

- -    After review of the available data and comparable incentive packages, the
     Compensation Committee awarded salary increases to each of the Company's officers, with a bonus based upon individual performance to certain officers, and with additional stock options to certain officers, also based upon individual performance. Each award was individually considered, and varied in percentage of salary depending upon the Compensation Committee's view of that individual officer's performance.

- -    The Committee then considered these matters for the chief executive officer, and after discussion and consideration of the Company's performance, awarded an increase in salary, a bonus, and an additional stock option. In addition, the Committee prepared a recommendation to the Board of Directors that the Consulting Agreement for the Chief Executive Officer be modified such that his per diem payment would be increased under the Consulting Agreement from $5,833.33 to $8,333.33.

- -    The Committee then discussed the requirement to establish clear and defined objectives for 1996 for each of the Company's officers. The Chairman was directed to establish these objectives in written form for review by the Compensation Committee.

The members of the Compensation Committee believe the Company's compensation programs are consistent with the Company goals and have been applied in a fair and even-handed manner in the best interests of the Company and its stockholders.

                       Members of the Compensation Committee:
                       Dan L. McGurk, Chairman
                       G. Tilton Gardner
                       Donovan B. Hicks
                       Thomas J. O'Rourke

PERFORMANCE GRAPH

         This graph compares the Company's cumulative total return to stockholders during the past five years with that of the (i) NASDAQ Market Index, (ii) the SIC Code 3679 Index (electronic components, not elsewhere classified), and (iii) the SIC Code 3825 Index (instruments for measuring and testing of electricity), each published by Media General Financial Services, Inc. (a list of the companies comprising SIC Code 3679 Index and SIC Code 3825 Index will be sent to any shareholder upon request). The Performance Graph in the Proxy Statement for the Annual Meeting held June 1, 1995 compared the Company's cumulative return with that of the NASDAQ Market Index and SIC Code 3825 Index. As a result of the Company's acquisition of Efratom Time and Frequency Products, Inc. in March 1995, the Company now derives a material portion of its revenues from products classified under SIC Code 3697.

                                      COMPARE 5 YEAR CUMULATIVE TOTAL RETURN AMONG
                                  DATUM INC., NASDAQ MARKET INDEX AND SIC CODE INDEXES

                              1990        1991         1992          1993         1994         1995
                              ----       ------       ------        ------       ------       -----
Datum Inc.                     100       155.56       138.85        183.33       455.56       455.56
SIC Code Index 3679            100       201.55       226.54        189.51       215.62       281.37
SIC Code Index 3825            100       144.25       164.64        213.94       281.09       360.25
Nasdaq Market Index            100       128.38       129.64        155.50       163.26       211.77


                                     [Graph]






         Assumes $100 invested on January 1, 1991 and assumes dividends reinvested.

EXECUTIVE AGREEMENT

         Effective as of March 7, 1986, the Company entered into an agreement (the "Executive Agreement") with Mr. Horwitz. The Executive Agreement provides for the payment of benefits in the event that Mr. Horwitz' employment is terminated within three years subsequent to a "change in control" of the Company under certain circumstances. In general, a "change in control" occurs if (i) any person acquires 30% or more of the Company's outstanding shares, (ii) the directors of the Company immediately prior to any merger, consolidation, sale of assets or contested election cease to constitute a majority of the Board of Directors as a result of such merger, consolidation, sale or contest or (iii) the directors of the Company immediately prior to a tender offer or exchange offer for shares of the Company cease to constitute a majority of the Board of Directors within two years after such tender or exchange offer; provided that no "change in control" shall occur if (a) the transaction or election causing such "change in control" was approved by at least two-thirds of the directors of the Company and (b) the Board of Directors specifically resolves that such transaction or election does not constitute a "change in control." The benefits payable under the Executive Agreement are (i) an amount equal to three times the average of the aggregate annual compensation paid by the Company to Mr. Horwitz during the five calendar years preceding the change in control of the Company, (ii) the right for a period of three months following the employment termination to exercise all unexercised stock options and (iii) the automatic vesting of all restricted stock awarded to Mr. Horwitz. The foregoing benefits are to be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The benefits are payable on the date of termination of Mr. Horwitz' employment. Under the Executive Agreement, if such termination had occurred at the end of the fiscal year ended December 31, 1995, Mr. Horwitz would have received $757,957.

         The Executive Agreement had a term expiring on March 7, 1989 which was to be automatically extended for successive periods of one year unless either party gives notice of its or his intention not to extend the Executive Agreement at least six months prior to the end of the initial three year period or any subsequent renewal period. As no such notice has been given or received in respect of the Executive Agreement pertaining to Mr. Horwitz, the term of his Executive Agreement has been automatically extended to March 7, 1997.

         On October 19, 1994, Mr. Horwitz agreed that the issuance to Efratom Holding, Inc. of more than 30% of the Company's outstanding shares in connection with the Company's acquisition of Efratom Time and Frequency Products, Inc. and Efratom Elektronik GmbH would not constitute a "change in control" under the Executive Agreement.

CONSULTING AGREEMENT

         On October 9, 1992, the Company entered into a consulting agreement with Mr. Horwitz (the "Consulting Agreement"). The Consulting Agreement provides for consulting services to be provided commencing on the retirement of Mr. Horwitz as an officer and employee of the Company. The Consulting Agreement was amended on March 1, 1996 to increase the per diem amount from $5,833.33 to the amount set forth below.

         The Consulting Agreement commences on Mr. Horwitz' retirement and continues for twelve months thereafter and may be renewed at the Company's option for successive additional twelve month periods or any portion thereof. In the event of a "change of control" of the Company (as defined in the Consulting Agreement) while the Consulting Agreement is in force, the term will be extended for a period of ten years from commencement. Under the Consulting Agreement, Mr. Horwitz is to provide such advice and consultation as the Company requests, including with respect to strategic planning, management, financial analysis, product planning and other corporate matters. As compensation, Mr. Horwitz will be paid $8,333.33 per day, plus travel expenses, and will be guaranteed a minimum of twelve days of service per year. In the event of death or disability prior to the end of term of the Consulting Agreement, or any renewal term, and prior to a change of control of the Company, Mr. Horwitz, or his estate, shall be entitled to an amount equal to the fee for twelve days of consulting. In the event of death or disability after a change of control which results in an extension of the term, Mr. Horwitz, or his estate, will be entitled to the minimum annual payments for the balance of the term. The Consulting Agreement provides that it will be binding on successors to the Company's business.

         On October 19, 1994, Mr. Horwitz agreed that the issuance to Efratom Holding, Inc. of more than 30% of the Company's outstanding shares in connection with the Company's acquisition of Efratom Time and Frequency Products, Inc. and Efratom Elektronik GmbH would not constitute a "change of control" under the Consulting Agreement.

                                   PROPOSAL 2

                    AMENDMENT OF THE COMPANY'S CERTIFICATE OF
                   INCORPORATION TO AUTHORIZE PREFERRED STOCK

         The Board of Directors has directed that there be submitted to the stockholders of the Company at the Annual Meeting a proposed amendment to Article Fourth of the Company's Certificate of Incorporation. The proposed amendment can be used to make more difficult a change in control of the Company.

         Currently, Article Fourth authorizes the Company to issue up to 8,000,000 shares of Common Stock, $.25 per share par value (stockholders are being asked to vote on a separate proposal to increase the number of authorized shares of Common Stock). The proposed amendment, which was unanimously approved by the Company's Board of Directors, will authorize the Company to issue up to one million shares of Preferred Stock, $.25 per share par value (the "Preferred Stock"), and will expressly authorize the Board of Directors to provide for the issuance of the Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and relative, participating, optional or other special rights of such series, along with any other qualifications, limitations and restrictions thereon. Holders of Common Stock have no pre-emptive rights to purchase or otherwise acquire any Preferred Stock that may be issued in the future.

         It is not possible to state the effects of the proposed amendment upon the rights of holders of Common Stock until the Board of Directors determines the respective rights, including any dividend rates, conversion prices or voting rights, of the holders of one or more series of Preferred Stock. The effects of such issuance could include, however (i) reduction of the amount otherwise available for payment of dividends on Common Stock, if dividends are payable on the Preferred Stock, (ii) restrictions on dividends on Common Stock, if any dividends on the Preferred Stock are in arrears; (iii) dilution of the voting power of Common Stock, if the Preferred Stock has voting rights, and (iv) restrictions of the rights of holders of Common Stock to share in the Company's assets on liquidation until satisfaction of any liquidation preference granted to the holders of Preferred Stock.

         The proposed amendment will give the Company increased financial flexibility as it will allow Preferred Stock to be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes could include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties, and issuance under employee benefit plans.

         The Company does not presently have any plans, agreements, understandings or arrangements that will or could result in the issuance of any Preferred Stock.

         For a discussion of certain anti-takover aspects of the Proposal and existing anti-takeover measures currently affecting stockholders of the Company, see "Certain Anti-takeover Matters" below.

         While the amendment may have anti-takeover ramifications, the Board of Directors believes that financial flexibility offered by the amendment outweighs any disadvantages. To the extent that it may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors, enabling the Board to consider the proposed transaction in a nondisruptive atmosphere and to discharge effectively its obligation to act on the proposed transaction in a manner that best serves the stockholders' interests.

         The affirmative vote of the holders of the majority of the outstanding shares of Common Stock is required to authorize the proposed amendment regarding the issuance of Preferred Stock.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

                                   PROPOSAL 3

                    AMENDMENT OF THE COMPANY'S CERTIFICATE OF
                       INCORPORATION TO INCREASE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK

         The Board of Directors has directed that there be submitted to the stockholders of the Company a proposed amendment to Article Fourth of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 8,000,000 shares to 10,000,000 shares (stockholders are being asked separately to vote on a proposal to authorize a new class of Preferred Stock). The proposed amendment can be used to make more difficult a change in control of the Company.


         As of the close of business on April 19, 1996, 4,045,651 shares of Common Stock of the Company were issued and outstanding, and 586,187 shares of Common Stock were committed for issuance pursuant to outstanding stock options, leaving 3,368,162 shares of Common Stock unreserved.


         The proposed amendment will give the Company increased financial flexibility as it will allow additional shares of Common Stock to be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes could include, without limitation, issuance for cash as a means of obtaining capital for use by the Company, issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties, and issuance under employee benefit plans.

         The Company does not presently have any plans, agreements, understandings or arrangements that will or could result in the issuance of any Common Stock, other than under the Company's employee benefit plans.

         For a discussion of anti-takover aspects of the Proposal and existing anti-takeover measures currently affecting stockholders of the Company, see "Certain Anti-takeover Matters" below.

         While the amendment may have anti-takeover ramifications, the Board of Directors believes that financial flexibility offered by the amendment outweighs any disadvantages. To the extent that it may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors, enabling the Board to consider the proposed transaction in a nondisruptive atmosphere and to discharge effectively its obligation to act on the proposed transaction in a manner that best serves the stockholders' interests.

         The affirmative vote of the holders of the majority of the outstanding shares of Common Stock is required to authorize the proposed amendment regarding the increase in number of shares of authorized Common Stock.

         The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company now authorized. Holders of Common Stock do not have preemptive rights to subscribe for additional securities which may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof.

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

CERTAIN ANTI-TAKEOVER MATTERS

         In deciding how to vote on Proposal 2 to authorize Preferred Stock and Proposal 3 to increase the number of authorized shares of Common Stock, stockholders should consider the following potential impediments to an acquisition of the Company which may be adopted in the future by the Board of Directors or which currently exist.

         Shares of voting or convertible Preferred Stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The Delaware General Corporation Law permits the issuance of classes of shares with voting rights under which a majority vote of the holders of each class, voting separately, is required to approve a merger. Preferred shares could be issued with such rights to make approval of a merger more difficult. Issuance of shares of Preferred Stock or Common Stock could also increase the absolute cost of a merger or other takeover transaction if the price to be paid in such transaction for such additional shares, pursuant to their terms or otherwise, exceeds the consideration received by the Company upon issuance of such shares. The ability of the Board of Directors to issue Preferred Stock, with rights and preferences which it deems advisable, or its ability to issue additional shares of Common Stock, could discourage an attempt by a person to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of Common Stock or voting Preferred Stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

         Under the Company's Certificate of Incorporation, only one-third of its Board of Directors are elected each year. By staggering the terms of its directors, it makes it more difficult to remove the board, or a majority of the board, in a proxy contest or otherwise. This provision of the Certificate of Incorporation might have the effect of discouraging any attempt by any person or entity to conduct a proxy fight against the Board of Directors.

         Under Section 203 of the Delaware General Corporate Law (the "DGCL"), certain "business combinations" with "interested stockholders" of Delaware corporations are subject to a three-year moratorium unless specified conditions are satisfied. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only).

         The Company and its largest stockholder, Efratom Holding, Inc., a Colorado corporation and the owner of approximately 31.6% of the outstanding shares of the Company ("Holding"), are parties to a Stockholder's Agreement pursuant to which Holding is restricted, subject to certain limitations, from purchasing additional shares of the Company's Common Stock or participating in a proxy solicitation against the Company's Board of Directors.

         The Company and its President, Louis B. Horwitz, who serves on the Board of Directors, are parties to an Executive Agreement, dated March 7, 1986, and a consulting agreement, dated October 9, 1992, pursuant to which Mr. Horwitz is entitled to certain benefits upon the occurrence of change of control of the Company. See "Executive Compensation -- Executive Agreement" and "-- Consulting Agreement." These agreements may have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company. These agreements may adversely impact stockholders who desire a change in management or to participate in any tender offer or other sale transaction involving a change in control of the Company.

         Other potential anti-takeover measures are available to management and the Board of Directors under the DGCL. Although the DGCL may protect stockholders against partial takeovers and abusive takeover tactics, the effects thereof may negatively impact stockholders desiring a change of control in the ways set forth above.

AMENDED CERTIFICATE OF INCORPORATION

         If Proposal 2 and Proposal 3 are approved, the text of Article Fourth of the Company's Certificate of Incorporation will be as follows:

         FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is eleven million (11,000,000) shares, consisting of a class of one million (1,000,000) shares of Preferred Stock par value $.25 per share, and a class of ten million (10,000,000) shares of Common Stock par value $.25 per share, (the Preferred Stock, par value $.25 per share, being herein referred to as "Preferred Stock"; and the Common Stock, par value $.25 per share, being herein referred to as "Common Stock"). The Board of Directors is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a Certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and relative, participation, optional or other special rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof, if any, with respect to each such series of Preferred Stock.

         If Proposal 2 is approved but Proposal 3 is not approved, the text of Article Fourth of the Company's Certificate of Incorporation will be as follows:

         FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is nine million (9,000,000) shares, consisting of a class of one million

         (1,000,000) shares of Preferred Stock par value $.25 per share, and a class of eight million (8,000,000) shares of Common Stock par value $.25 per share, (the Preferred Stock, par value $.25 per share, being herein referred to as "Preferred Stock"; and the Common Stock, par value $.25 per share, being herein referred to as "Common Stock"). The Board of Directors is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a Certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and relative, participation, optional or other special rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof, if any, with respect to each such series of Preferred Stock.

         If Proposal 3 is approved but Proposal 2 is not approved, the text of Article Fourth of the Company's Certificate of Incorporation will be as follows:

         The Corporation is authorized to issue one class of shares of stock to be designated "Common." The total number of shares that the Corporation is authorized to issue is ten million (10,000,000) shares. The common shares shall each have a twenty-five cents ($.25) par value.

                        COMPLIANCE WITH SECTION 16(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         To the Company's knowledge, based solely on review of copies of reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The firm of Price Waterhouse LLP, the Company's independent accountants for the fiscal year ended December 31, 1995, was selected by the Board of Directors, upon recommendation of the Audit Committee of the Board of Directors, to act in the same capacity for the fiscal year ending December 31, 1996.

         Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement if they so desire and respond to appropriate questions.

                  STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING


         All proposals of stockholders intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement before January 1, 1997, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with the meeting.


                                  ANNUAL REPORT

         The Company's Annual Report containing audited balance sheets as of the years ended December 31, 1995, 1994, and 1993 and audited statements of operations and changes of cash flows for the three years ended December 31, 1995, accompanies this Proxy Statement. Upon a stockholder's written or oral request, the Company will send, by first class mail within one business day of receipt of such request, without charge, a copy of the Annual Report on Form 10-K (without exhibits) for the year ended December 31, 1995, including financial statements and schedules thereto, which the Company has filed with the Securities and Exchange Commission. The request must be directed to the attention of David A. Young, Secretary, at the address of the Company set forth on the first page of this Proxy Statement or at the following telephone number:
(714) 380-8880.

                                  OTHER MATTERS

         At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matters are properly presented properly for action at the Annual Meeting or at any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

                                             By Order of the Board of Directors,

                                             DATUM INC.


                                             David A. Young
                                             Secretary

Irvine, California

April 30, 1996

                              [FRONT OF PROXY CARD]

                                      PROXY
                                   DATUM INC.

                                 9975 TOLEDO WAY
                            IRVINE, CALIFORNIA 92718

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints LOUIS B. HORWITZ and DAVID A. YOUNG as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Datum Inc. held of record by the undersigned on April 19, 1996, at the Annual Meeting of Stockholders to be held on June 6, 1996 and at any adjournment or postponement thereof.


- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                             [BACK OF PROXY CARD]

                                                        Please mark
                                                        your vote as   [X]
                                                        indicated in
                                                        this example.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE (1) ELECTION OF ALL NOMINEES LISTED BELOW, (2) FOR THE PROPOSAL TO AUTHORIZE PREFERRED STOCK, AND (3) FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

(1) Election of Directors to Class III:

Nominees:  G. Tilton Gardner
           Donovan B. Hicks
           Michael M. Mann

            FOR ALL                             WITHHOLD AUTHORITY
        nominees listed                              to vote
    (except as indicated to                  for all nominees listed
      the contrary hereon)
              [ ]                                      [ ]

INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided below:

- --------------------------------------------------------------------------------

(2) Approval of the Amendment to the Certificate of Incorporation to authorize 1 million shares of Preferred Stock, with such designations, preferences, limitations and relative rights as the Board of Directors shall determine:

              FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

(3) Approval of the amendment to the certificate of incorporation to increase the authorized number of shares of Common Stock issuable thereunder from 8 million to 10 million:

              FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

(4) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Please date this Proxy and sign it exactly as your name or names appear below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized director. If shares are held by a partnership, please sign in partnership name by an authorized person.

        All other proxies heretofore given by the undersigned to vote shares of stock of Datum Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

                                       Dated:                             , 1996
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              Signature(s)


     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.



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                             FOLD AND DETACH HERE